Exhibit 3.3

River Financial Corporation

Bylaw Amendments

RESOLVED, that Section 2.2 and Article VI of the By-Laws of the Corporation is each deleted in its entirety and the following new section 2.2 and Article VI are substituted in lieu thereof:

2.2 Annual Meetings.  The annual meeting of shareholders shall be held in the third week of the month of May.  At the annual meeting, the shareholders shall elect a Board of Directors and shall transact any other business as may properly come before the meeting.

ARTICLE VI

Capital Stock

6.1Certificates for Stock. Shares of stock of the Corporation may be certificated or uncertificated, as provided under the Alabama Business Corporation Law (“ABCL”).  Every holder of stock represented by certificates shall be entitled to have a certificate or certificates certifying the number and class of shares of stock of the Corporation owned by such holder, provided that the Board of Directors may provide for some or all of any class on series of stock to be uncertificated. Certificates, if issued, shall be in such form as the Board shall prescribe, certifying the number of shares of stock of the Corporation owned by shareholder. The certificates representing shares of such stock shall be numbered in the order in which they shall be issued and shall be signed in the name of the Corporation by the person who was at the time of signing the Chief Executive Officer or an executive officer and by the person who was at the time of signing the Secretary or an Assistant Secretary and its seal may be affixed thereto; provided, however, that the signature of such Executive Officer of the Corporation and of such Secretary or Assistant Secretary and the seal of the Corporation may be facsimile. In case any officer or officers of the Corporation who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate or certificates shall cease to be such officer or officers, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates, or whose facsimile signature or signatures shall have been used thereon, had not ceased to be such officer or officers. A record shall be kept of the respective names of the persons, firms or corporations owning the stock of the Corporation, the number of shares held by such persons, firms or corporations and the respective dates of issuance, and in case of cancellation, the respective dates of cancellation. Every share of stock surrendered to the Corporation for exchange or transfer shall be canceled and neither a new certificate or certificates nor uncertificated shares of stock shall be issued in exchange thereof until such stock shall have been so canceled except in cases provided for in Section 6.4 of this Article VI.  Within a reasonable time after the issuance of uncertificated shares, to the extent required by the ABCL the Corporation shall furnish to the registered owner of the shares a written statement containing the information required by the ABCL to be set forth in certificates representing shares of such stock.

6.2Transfers of Stock. Transfers of shares of the stock of the Corporation shall be made only on the books of the Corporation by the registered holder thereof, or by his or her attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation, or with a transfer clerk or a transfer agent appointed as in Section 6.3 of this Article VI provided, and upon payment of all taxes thereon and, in the case of certificated shares, surrender of the certificate or certificates for such shares properly endorsed or, in the case of uncertificated shares of stock,

{BH398625.1}                                                                                              Approved by the Board of Directors on October 16, 2019

compliance with appropriate procedures for transferring shares in uncertificated form. The person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation.  Within a reasonable time after the issuance of uncertificated shares, to the extent required by the ABCL the Corporation shall furnish to the registered owner of the shares a written statement containing the information required by the ABCL, to be set forth in certificates representing shares of such stock.

6.3Regulations. The Board may make such rules and regulations as it may deem expedient, not inconsistent with these By-laws, concerning the issue, transfer and registration of shares of stock of the Corporation. The Board may appoint or authorize any officer or officers to appoint one or more transfer clerks, any of whom may be employees of the Corporation, or one or more transfer agents and one or more registrars, and may require all certificates for stock to bear the signature or signatures of any of them; provided, however, that the signature of any transfer clerk, transfer agent, or registrar may be facsimile. In case any transfer clerk, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such transfer clerk, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such transfer clerk, transfer agent, or registrar at the date of issue.

6.4Lost, Destroyed and Mutilated Certificates. The owner of any certificated shares of stock of the Corporation shall immediately notify the Corporation of any loss, destruction or mutilation of the certificate therefor, and the Corporation may issue a new certificate of stock or uncertificated shares of stock in the place of any certificate theretofore issued by it, alleged to have been lost or destroyed, and the Board may, in its discretion, require the owner of the lost or destroyed certificate, or his or her legal representatives, to give the Corporation a bond in such sum, limited or unlimited, and in such form and with such surety or sureties, as the Board shall in its uncontrolled discretion determine, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss or destruction of any such certificate, or the issuance of such new certificate or uncertificated shares of stock.”

6.5Record Date.  For the purpose of determining shareholders entitled to notice of a shareholders’ meeting, to demand a special meeting, to vote, or to take any other action, the Board of Directors of the Corporation may fix the record date but not to exceed, in any case, seventy (70) days before the meeting or action requiring a determination of shareholders.  A determination of shareholders entitled to notice of or to vote at a shareholders’ meeting is effective for any adjournment of the meeting unless the Board fixes a new record date, which it must do if the meeting is adjourned to a date more than one hundred twenty (120) days after the date fixed for the original meeting.

{BH398625.1}                                                                                              Approved by the Board of Directors on October 16, 2019